UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 11, 2015

Cabot Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-5667	04-2271897
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Two Seaport Lane, Suite 1300, Boston, Massachusetts		02210-2019
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	617-345-0100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

On November 11, 2015, Cabot Corporation committed to a plan to close it carbon black manufacturing facility in Merak, Indonesia. The decision to close this plant and to consolidate production in Asia using the Company’s Cilegon, Indonesia and other Asian and global carbon black production sites to meet regional demand was driven by the financial performance at the Merak facility in the past several years. It is anticipated that manufacturing operations will cease by the end of January 2016.

The Company expects this plant closing will result in a pre-tax charge to earnings of approximately $33 million, of which approximately $25 million is for asset write-offs, $2 million is for severance and employee benefits for approximately 50 employees whose employment will be terminated, and $6 million is for site remediation and other miscellaneous costs. These pre-tax charges are expected to be recorded during fiscal 2016. Net cash outlays related to these actions are expected to be approximately $8 million, substantially all of which is expected to be paid during fiscal 2016.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Cabot Corporation Press Release dated November 11, 2015.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cabot Corporation

November 11, 2015	By:	James P. Kelly

Name: James P. Kelly
Title: Vice President and Controller

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Exhibit Index

Exhibit No.	Description

99.1	Cabot Corporation Press Release dated November 11, 2015